Exhibit 99.1

Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE THIRD QUARTER AND FIRST NINE MONTHS, 2007
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Q3 revenues of $15.5 million and year to date revenues of $40.0 million are highest third quarter and first nine month revenues ever –
Q3 backlog stands at over $50.9 million, highest September 30 backlog ever

Ann Arbor, Michigan, November 12, 2007 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and nine months ending September 30, 2007.

Third Quarter Results

Revenues for the third quarter reached $15.5 million, compared to $12.7 million for the corresponding period in 2006, an increase of 21.5% over the same period last year.

Gross profit for the quarter was $4.4 million, or 28.3% of revenues, compared to $4.1 million, or 32.0% of revenues, for the corresponding period in 2006.

The net loss for the third quarter was $(783,000), or $(0.06) per share, versus $(1.1) million, or $(0.12) per share, for the corresponding period last year.

“This represents our third consecutive quarter of record revenues and record backlog at quarter end,” noted Arotech’s Chairman and CEO Robert S. Ehrlich. “I believe that we are well on track to making 2007 the best year that Arotech has ever had,” concluded Ehrlich.

First Nine Months Results

Revenues for the first nine months reached $40.0 million, compared to $29.0 million for the corresponding period in 2006, an increase of 37.8% over the same period last year.

Gross profit for the nine months was $12.2 million, or 30.6% of revenues, compared to $7.6 million, or 26.3% of revenues, for the corresponding period in 2006.

The net loss for the first nine months was $(4.0) million, or $(0.35) per share, versus $(13.9) million, or $(1.77) per share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $50.9 million as of September 30, 2007.

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Cash Position at Quarter End

As of September 30, 2007, the Company had $1.7 million in cash, $248,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable, and $45,000 in available-for-sale marketable securities, as compared to at December 31, 2006, when the Company had $2.4 million in cash, $649,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable and $41,000 in available-for-sale marketable securities.

The Company had trade receivables of $10.1 million as of September 30, 2007, compared to $7.8 million as of December 31, 2006. The Company had a current ratio (current assets/current liabilities) of 1.94, up from the December 31, 2006 current ratio of 1.79.

Stockholders’ equity at the end of the quarter was approximately $55.5 million.

Conference Call

The Company will host a conference call tomorrow, Tuesday, November 13, 2007 at 10:00 a.m. EST. Those wishing to access the conference call should dial 1-800-905-0392 (U.S.) or 1-785-830-1913 (international) a few minutes before the 10:00 a.m. EST start time. A replay of the conference call will be available starting Tuesday, November 13, 2007, at 1:00 p.m. until Monday, November 19, 2007 at 1:00 p.m. The replay telephone number is 1-888-203-1112 (U.S) and 1-719-457-0820 (international). The passcode is: 7130465.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armoring, Simulation and Training, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine months ended September 30,		Three months ended September 30,
	2007	2006	2007	2006
Revenues	$40,011,014	$29,033,433	$15,453,124	$12,722,686
Cost of revenues	27,764,509	21,396,283	11,079,269	8,654,154
Amortization of intangible assets	1,044,042	1,404,056	307,871	433,171
Research and development	1,413,852	1,235,000	491,597	714,371
Selling and marketing	2,999,226	2,600,477	905,725	852,345
General and administrative	9,659,032	9,124,758	3,309,628	2,883,950
Impairment of goodwill and other intangible assets	–	204,059	–	–
Total operating costs	42,880,661	35,964,633	16,094,090	13,537,991
Operating loss	(2,869,647)	(6,931,200)	(640,966)	(815,305)
Other income (expense)	75,452	(16,766)	6,333	(52,754)
Financial expenses, net	(707,225)	(6,833,740)	(80,412)	(374,944)
Loss before minority interest in earnings of subsidiaries, earnings from affiliated company and tax expenses	(3,501,420)	(13,781,706)	(715,045)	(1,243,003)
Income tax credits (expenses)	(298,193)	(19,418)	(123,287)	34,635
Minority interest in loss (earnings) of subsidiaries	(27,402)	25,943	82,929	–
Gain (loss) from affiliated company	(139,725)	281,175	(27,546)	143,145
Net loss	$(3,966,740)	$(13,494,006)	$(782,949)	$(1,065,223)
Deemed dividend to certain shareholders	–	(434,185)	–	–
Net loss attributable to common shareholders	$(3,966,740)	$(13,928,191)	$(782,949)	$(1,065,223)
Basic and diluted net loss per share[1]	$(0.35)	$(1.77)	$(0.06)	$(0.12)
Weighted average number of shares used in computing basic and diluted net loss per share	11,315,676	7,841,428	12,161,564	8,596,782
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[1]	Includes $434,185 and $0 deemed dividend in the calculation of the loss per share for the respective nine- and three-month periods ended September 30, 2006.

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